SENIOR HIGH INCOME PORTFOLIO, INC.

FILE #811-7456

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LISTS OF UNDERWRITERS
6/19/2006	Panamsat Corp 9.00% 8/15/2014	1,010,000,000	2,600,000	Deutsche Bank Securities Lehman Brothers Citigroup Credit Suisse Bear Stearns Goldman Sachs Merrill Lynch BNP Paribas JP Morgan RBS Greenwich Capital